Exhibit 10.12

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ADMINISTRATIVE RESOURCES AGREEMENT

This Administrative Resources Agreement (this “Agreement”) is made as of October 1, 2023 (the “Effective Date”), by and between Park Dental Partners, Inc., a Minnesota corporation (“Manager”), PDG, P.A., a Minnesota professional corporation (“Provider”), and solely for purposes of Sections 1.2(b), 12.1, 12.2, 12.4, 12.5, 12.6, 13.3 and Article 16, Christopher Steele, D.D.S. (“Holder”). Manager, Holder and Provider are each sometimes herein referred to as a “Party,” and collectively as the “Parties,” provided however that the term “Party” or “Parties” is only applicable to Holder for purposes of Sections 1.2(b), 12.1, 12.2, 12.4, 12.5, 12.6 and Article 16.

RECITALS

A.            Provider delivers dental services (“Professional Services”) in Minnesota and Wisconsin; and

B.            Provider desires to engage Manager to provide the management, administrative, business, billing and other services described in this Agreement so that Provider may focus on the rendering of Professional Services, and Manager desires to provide such services to Provider, all upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth below, and/or other good, valuable and sufficient consideration, the receipt and sufficiency of which are hereby acknowledged, Provider, Manager and Holder agree as follows:

TERMS AND CONDITIONS

1.            Appointment.

1.1            Exclusivity. During the Term of this Agreement, Provider hereby appoints Manager as its sole and exclusive provider of administrative and other business services as described in this Agreement (collectively, the “Services”) and Manager accepts such appointment and agrees to provide the Services to Provider. Manager is expressly authorized to provide such Services in any commercially reasonable manner Manager deems appropriate to meet the requirements of the business functions of Provider, including, without limitation, delegating any duties under this Agreement to Manager’s affiliates or to one or more subcontractors.

1.2            Representations and Warranties.

(a)            Manager and Provider represent and warrant to each other as follows: (i) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action of such party and no other action on the part of such Party is necessary to authorize this Agreement or to carry out the transactions contemplated hereby; (ii) neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will: (x) violate any law, statute, regulation, rule, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court that such Party is subject to; or (y) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or approval or consent under any agreement (including any non-compete or other restrictive covenant), contract, lease, license, instrument or other arrangement to which such Party is bound or to which such Party’s assets are subject (or result in the imposition of any encumbrance upon any of the assets of such Party); and such Party is not required to give any notice to, make any filing with or obtain any authorization, registration, qualification, consent, waiver or approval of any government or governmental agency or any third party in connection with the execution, delivery and performance of the transactions contemplated by this Agreement by such Party.

(b)            Holder represents and warrants to the other Parties that the execution and the delivery of this Agreement, or the consummation of the transactions contemplated hereby will not conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or approval or consent under any agreement (including any non-compete or other restrictive covenant), contract, lease, license, instrument or other arrangement to which Holder is bound or to which Holder’s assets are subject (or result in the imposition of any encumbrance upon any of the assets of Holder).

1.3            Compliance with Dental Practice Act. THE PARTIES HAVE MADE ALL REASONABLE EFFORTS TO ENSURE THAT THIS AGREEMENT COMPLIES WITH THE UNLICENSED PRACTICE OF DENTISTRY PROHIBITIONS IN THE MINNESOTA DENTAL PRACTICE ACT, MINN. STAT., §§ 150A.01 to 150A.22, ET SEQ. THE PARTIES UNDERSTAND AND ACKNOWLEDGE THAT SUCH LAWS MAY CHANGE, BE AMENDED, OR HAVE A DIFFERENT INTERPRETATION AND THE PARTIES INTEND TO COMPLY WITH SUCH LAWS IN THE EVENT OF SUCH OCCURRENCES. UNDER THIS AGREEMENT, PROVIDER SHALL HAVE THE EXCLUSIVE AUTHORITY, MANAGEMENT AND CONTROL OVER THE DENTAL ASPECTS OF THE PROFESSIONAL SERVICES AND SHALL PROVIDE SUCH SERVICES TO THE EXTENT THEY CONSTITUTE THE PRACTICE OF DENTISTRY, WHILE MANAGER SHALL HAVE THE SOLE AND EXCLUSIVE AUTHORITY TO FURNISH ADMINISTRATIVE SERVICES IN SUPPORT OF PROVIDER, PROVIDED THE PROVISION OF SUCH ADMINISTRATIVE SERVICES DOES NOT AFFECT THE PROVIDER’S OR ANY OF ITS DENTISTS’ EXERCISE OF INDEPENDENT PROFESSIONAL JUDGMENT, REQUIRE THE PROVIDER OR ANY DENTIST TO ACT IN A MANNER WHICH VIOLATES THE PROFESSIONAL STANDARDS FOR DENTISTRY, OR CONSTITUTE THE PRACTICE OF DENTISTRY AS DEFINED IN THE MINNESOTA DENTAL PRACTICE ACT.

2.            Duties and Responsibilities of Manager.

2.1            Billing and Collection. Manager shall provide, or engage a third party to provide, such billing and collection services (“Billing and Collection Services”) as are reasonably necessary to attempt to collect in a timely manner all accounts receivable in connection with the provision of the Professional Services furnished by Provider. On behalf of and for the account of Provider, and in consultation with Provider, Manager shall establish and maintain reasonable and compliant billing and collections policies and procedures for Provider and shall exercise reasonable efforts to bill and collect in a timely manner all professional and other fees for all billable services provided by Provider. Manager shall observe, and ensure compliance by Provider with, all applicable laws regarding billing and collecting for professional dental services, and shall further ensure Provider’s compliance with all applicable policies and procedures of third-party payors. Manager will assist Provider in the provision of training to Provider’s Dentists (as defined in Section 2.1(a) below) regarding proper coding and coding compliance. In connection with the Billing and Collection Services to be provided hereunder, Provider hereby appoints Manager as Provider’s exclusive true and lawful agent and grants power of attorney in favor of Manager, and Manager hereby accepts such appointment and power of attorney, solely for the following purposes:

(a)            to submit, in the name of Provider and any and all dentists employed or engaged by Provider to provide Professional Services for the benefit of Provider (collectively the “Dentists”), under Provider’s and/or each Dentist’s provider number(s) when obtained, and on Provider’s and each Dentists’ behalf, all claims for reimbursement to all patients and third party payors, including, without limitation, state or federal health care programs, for all Professional Services provided by Provider or any Dentist to patients;

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(b)            to collect and receive, in the name of Provider and each Dentist, and on behalf of Provider and each Dentist, all accounts receivable generated by claims for reimbursement; to take possession of, endorse in the name of Provider, and deposit into Provider’s designated bank account(s) any notes, checks, money orders, insurance payments, and any other instruments received as payment of accounts receivable; to take all actions necessary to administer such accounts including, without limitation, extending the time or payment of any such accounts for cash, credit or otherwise; to discharge or release the obligors of any such accounts; to sue, assign or sell at a discount such accounts to collection agencies, or take other measures to require the payment of any such accounts;

(c)            to make demand with respect to, settle, compromise, and adjust such claims and to coordinate with collections agencies in the name of Provider and each Dentist, any note, check, money order, insurance payment, or other instrument received as payment for Professional Services;

(d)            to effect the transfer from Provider’s bank accounts to an account designated by Manager the payment of any and all amounts due by Provider to Manager, including without limitation, any payment due for the Services or in connection with loans made by Manager or one of its affiliates to Provider; and

(e)            to sign checks, drafts, bank notes or other instruments on behalf of Provider, and to make withdrawals from Provider’s account for payments specified in this Agreement and as requested from time to time by Provider, and generally to apply such funds in a manner consistent with this Agreement.

2.2            Bank Accounts.

(a)            To facilitate the Billing and Collection Services, Manager shall establish and maintain, in the name of Provider and for Provider’s benefit, certain bank accounts, including one or more designated the “Provider Account(s)” and one or more designated the “Operating Account(s)”. Each Provider Account will be in Provider’s name, and Provider will have sole ownership of such Provider Accounts. To facilitate Manager’s Billing and Collection Services, each Operating Account will be in Manager’s name and maintained for Provider’s benefit.

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(b)            All payments due in respect of dental services rendered and products provided by or on behalf of Provider, and any other amounts payable to Provider, will be directed to the Provider Accounts. Provider will enter into an agreement chosen by the Parties to (i) establish and service the Provider Accounts subject to the requirements of this Agreement (including a power of attorney granted by Provider to Manager), (ii) facilitate the collection and negotiation of payments from third-party payors and the deposit of such payments into the Provider Accounts, and (iii) sweep all funds, subject to a minimum balance as mutually agreed by the Parties, from the Provider Accounts into the Operating Accounts on a daily basis. Except in connection with the termination or expiration of this Agreement, any modification or revocation of such authorization and instructions by Provider without Manager’s prior written consent shall constitute a breach of this Agreement.

(c)            Manager shall use the Operating Accounts to receive funds from the Provider Accounts and to make payments as specified in this Agreement and as otherwise requested from time to time by Provider consistent with the terms of this Agreement.

(d)            Manager will transfer funds from the Operating Accounts to payroll accounts owned by Provider for purposes of funding Provider’s payroll and other expenses borne directly by Provider.

2.3            Personnel.

(a)            Manager shall recruit, employ, engage, lease, hire, train, promote, direct, supervise and terminate the employment or lease of all non-dentist personnel and such other personnel that are not required by their licenses or otherwise by law to be employed by Provider (or arrange for the same through an employee leasing arrangement or as independent contractors) (collectively, the “Non-Dentist Personnel”) as Manager determines is appropriate for the provision of the Professional Services by Provider, provided that such conduct does not interfere with the Provider’s independent professional judgment or require the Provider to act in a manner which violates the professional standards for dentistry. Manager shall supervise the Non-Dentist Personnel in all non-clinical aspects of their exercise of such duties. Provider shall provide clinical oversight, as applicable, to the Non-Dentist Personnel.

(b)            Subject to Provider’s review and approval, Manager shall establish and implement guidelines for the recruitment, selection, and credentialing of Dentists or other personnel that are required by their licenses or otherwise by law to be employed or engaged by Provider (the “Licensed Personnel”) to provide Professional Services on behalf of Provider, provided that Provider shall have ultimate responsibility and decision making authority regarding the hiring, training, supervising, and termination of Licensed Personnel, and provided further such conduct does not interfere with Provider’s independent professional judgment or require the Provider to act in a manner which violates the professional standards for dentistry. Manager will carry out such administrative functions as may be appropriate for such recruitment, selection and credentialing, including, without limitation, advertising for and identifying potential candidates, assisting Provider in examining and investigating the credentials of such potential candidates, and arranging interviews with such potential candidates. As part of the Services, Manager shall perform or cause to be performed the following credentialing services: verification of state licensure, controlled substances registration numbers, malpractice history, and employment history. Manager also shall determine whether any candidate has been listed in Office of Foreign Assets Control’s “Specially Designated Nationals and Blocked Persons” list or has been excluded or otherwise sanctioned by a state or federal health care program (e.g., Medicare, Medicaid or TRICARE) by reviewing the List of Excluded Individuals/Entities published by the Office of Inspector General for the Department of Health and Human Services and other available sources of information, as determined by Manager.

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(c)            Manager, on behalf of Provider, shall pay all salaries and wages and such benefits as set forth in the benefit policy as determined by the Manager in consultation with Provider (which may include all or portion of health, life, and disability insurance coverage and contributions under employee benefit plans), travel and office reimbursement expenses, vacation and sick pay, employment and payroll taxes; and the cost of payroll administration and administration of benefits, for Dentists employed by Provider. In connection therewith, Provider hereby appoints Manager as Provider’s exclusive true and lawful agent and grants a power of attorney in favor of Manager, and Manager hereby accepts such appointment and power of attorney to enter into benefits agreements on behalf of Provider.

2.4            Public Relations. Manager shall develop, with Provider’s consultation, public relations and advertising programs to be implemented by Provider to effectively promote its Professional Services. Manager shall advise and assist Provider in implementing such programs, which assistance shall include preparing (or obtaining services necessary for preparing) marketing and advertising materials and negotiating public relations and advertising contracts on Provider’s behalf. Manager and Provider agree that all public relations and advertising programs shall be conducted in compliance with all applicable standards of dental ethics, laws and regulations. Manager shall not provide services contemplated by this Section 2.4 with regard to operations in any state to the extent that the provision of services by Manager would violate any applicable law.

2.5            Contract Assistance. Manager shall advise Provider with respect to, and may, as appropriate and permitted by applicable law, negotiate in the name of and at the expense of Provider, such contractual arrangements with commercial payors and such other third parties as are reasonably necessary and appropriate for Provider’s operation, including, without limitation, service agreements with health care facilities, third-party payors, or other purchasers of dental services (collectively, “Contracts”). Manager is hereby expressly authorized, as Provider’s agent and at Provider’s expense, to execute and deliver any of such Contracts, in the name of and on behalf of Provider and each Dentist, and presentation of a copy of this Agreement shall constitute conclusive evidence of such agency. Manager may, in the name and on behalf of Provider and each Dentist, modify, supplement, amend, or terminate, or grant waivers or releases of obligations under, any of such Contracts; provided, however, that Manager shall not have authority to amend this Agreement other than pursuant to the terms set forth in Section 16. Manager shall not provide services contemplated by this Section 2.5 to the extent that the provision of services by Manager would violate any applicable law.

2.6            Insurance. Manager shall arrange for the purchase by Provider, at Provider’s cost and expense, of reasonable insurance coverage for Provider providing coverage in reasonable amounts from established and reputable insurers, including but not limited to directors and officers liability insurance, workers compensation insurance and a policy or policies of professional liability insurance providing coverage for Provider and its Licensed Personnel.

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2.7            Assets, Equipment and Supplies: Computer and Information Technology Systems.

(a)            Assets, Equipment and Supplies. Manager in consultation with Provider shall select, purchase, lease, license or otherwise acquire or arrange for the use of all assets necessary for Provider to provide the Professional Services, including, without limitation, medical, dental, computer and other equipment, software, supplies, inventory, and other materials and items, in such quantities and at such times as Manager and Provider shall determine to be adequate or appropriate to provide the Professional Services, except as prohibited by applicable law. Manager shall consult with Provider to ensure that such assets, equipment and supplies are necessary and appropriate with respect to the delivery of the Professional Services. Unless otherwise herein specifically provided or prohibited by applicable law, all right, title and interest to and in such assets, equipment and supplies shall at all times remain with Manager and Provider agrees not to take any action that would adversely affect Manager’s right or title thereto or interest therein. All of the costs and expenses related or incident to Manager’s obligations under this Section 2.7 shall be the responsibility of and shall be for the account of Provider, regardless of whether Manager provides such assets or procures such assets on Provider’s behalf. Manager’s provision of the assets, equipment and supplies to Provider shall in no way impair, limit, restrict or interfere with Provider’s full and independent professional judgment and responsibility to patients or require the Provider to act in a manner which violates the professional standards for dentistry. Furthermore, material or equipment necessary for the Provider to engage in the practice of dentistry as defined by Minn. Stat. 150A.05 that only a licensed dentist may lawfully select, purchase, lease, license or otherwise acquire or arrange for the use of under applicable federal and state law, will be subject to Provider’s approval consistent with this Agreement and not to be unreasonably withheld, and subject to Provider’s ownership and control once so approved.

(b)            Computer Systems. Without limiting the generality of the provisions of Section 2.7(a) above, Manager shall provide Provider with computer hardware and software. Manager may determine from time to time that said hardware and software requires upgrading or replacement, the cost of which shall be the responsibility of Manager. All computer software, including, without limitation, such upgrades, shall remain the property of Manager during the Term of this Agreement and shall be returned to Manager upon termination hereof, subject to any applicable licensor approvals. Provider is hereby granted a non-exclusive right to use said software during the Term of this Agreement and Manager will ensure any applicable licensors consent to such right to the extent contractually required by the licensor. The computer hardware, including, without limitation, any upgrades, provided to Provider may be retained by Provider following termination of this Agreement.

2.8            Accounting. Manager shall establish and administer bookkeeping and accounting procedures and controls and systems for the development, preparation, and keeping of records and books of accounting related to the business and financial affairs of Provider.

2.9            Tax Matters; Corporate Filings. Manager shall on Provider’s behalf and at Provider’s expense, prepare and file, or cause to be prepared and filed by qualified professionals, the annual report, tax reports and tax returns required to be filed by Provider. All amounts payable with respect to any of such taxes shall be the responsibility of and shall be for the account of Provider.

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2.10          Budgets. Manager in consultation with Provider shall prepare for review by Provider all capital and annual operating budgets.

2.11          Expenditures. Manager shall manage all cash receipts and disbursements of Provider, including, without limitation, the payment on behalf of Provider of all payroll and income taxes, assessments, licensing fees and other fees of any nature whatsoever in connection with its operation as the same become due and payable, unless payment thereof is being contested in good faith by Provider.

2.12          Practice Offices. Other than those locations of Provider set forth on Exhibit A, for which Provider shall maintain direct responsibility and expense for securing practice space, Manager will, at Provider’s cost and expense, provide or otherwise arrange for the provision to Provider of dental practice space (the “Practice Space”) for such days and times as reasonably deemed necessary by Provider for Provider’s use and control consistent with this Agreement. Provider shall use and occupy such Practice Space solely in connection with the business of Provider and the provision of Professional Services during Provider’s normal business hours as may be determined to be appropriate by Provider and Manager from time to time. Provider acknowledges that if permitted by applicable law, Manager may lease one or more Practice Space locations from a third party pursuant to the terms of a lease or similar agreement or document (each, a “Lease”). Provider shall: (a) not do anything which would constitute a breach of the terms and conditions of any Lease; (b) be bound by all provisions of each Lease, including without limitation, any terms relating to the termination of such Lease(s); (c) not sublet or assign the entirety or any part of a Practice Space, or permit its use by others for any purpose unless Manager gives Provider its prior written consent, which consent may be withheld by Manager in Manager’s sole discretion; (d) not pledge, loan, create a security interest in, or abandon possession of, a Practice Space; (e) not attempt to dispose of any Practice Space or any part of it; or (f) not permit any liens, attachments, charge, or other judicial process to be incurred or levied on any Practice Space or any part thereof. Provider and Manager shall comply with all applicable regulations and laws (including without limitation, rules and regulations relating to the practice of dentistry and applicable zoning regulations). Provider further covenants and agrees that Manager and its agents shall have reasonable access to all Practice Space at any time for purposes of inspection. Provider shall immediately notify Manager of any damage or loss to person or property at or in a Practice Space. Manager shall amend Exhibit A from time to time to correspond with the assignment, if any, of Leases from Provider to Manager.

2.13          Licenses. Manager shall apply for and use its reasonable efforts to obtain and maintain in the name and at the expense of Provider all reasonable and necessary licenses, permits, certificates and Medicare, Medicaid and third party payor provider numbers required or appropriate in connection with Provider’s provision of Professional Services.

2.14          Agency. Subject to Section 2.2 hereof, Manager shall have access to Provider’s bank account(s) solely for the purposes stated herein and shall use all funds on deposit therein in accordance with the terms of this Agreement. Provider hereby appoints Manager as Provider’s true and lawful agent throughout the Term, as hereinafter defined, and Manager hereby accepts such appointment, to make withdrawals from Provider’s account for payments specified in this Agreement.

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2.15          Litigation Management. Manager shall, at the expense of Provider, (a) assist Provider in the management and defense of all claims, actions, proceedings or investigations against Provider or any of its officers, directors, employees or agents in their capacity as such, and (b) assist Provider in the management and direction of all claims, actions, proceedings or investigations brought by Provider against any person other than Manager or Holder. Manager shall promptly notify Provider of all material legal actions filed on behalf of or (as Manager becomes aware thereof) against Provider. Manager shall not, except with the consent of Provider, enter into any settlement or consent to entry of any judgment that (x) imposes any injunctive relief or other equitable relief against, or alleges that a criminal act was committed by, Provider or Holder or imposes any monetary damages as to which Holder will not be indemnified in full hereunder, or (y) does not include as a term thereof the giving by the Person(s) asserting such claim (or counterclaim) to Provider and Holder of a release from all liability with respect to such claim. Notwithstanding the foregoing, Manager shall not exercise any rights described in clauses (a)-(b) of this Section 2.16 if the matter (i) is a claim seeking non-monetary relief, (ii) involves criminal or quasi-criminal allegations or regulatory matters, (iii) involves a claim that, if adversely determined, would be reasonably expected to be materially adverse to the reputation of Holder, or (vi) is a third-party claim being made by a governmental authority. If Manager exercises any rights described in clauses (a)-(b) of this Section 2.16 in accordance with this Section2.16, Provider and Holder, at their sole cost and expense, shall have the right to participate in the defense of such third-party claim with counsel selected by it, subject to Manager’s rights described in clauses (a)-(b) of this Section 2.16, and the fees and disbursements of such counsel shall be at the expense of Provider.

2.16          Policies. Manager shall develop, provide and revise, in consultation with and upon approval of Provider, all necessary policies and operating procedures pertaining to Provider’s business operations (the “Policies”). Upon request of Provider, Manager shall assist Provider in Provider’s development and implementation of clinical practice guidelines. Nothing in this Section 2.16 shall be construed to give Manager any control or influence over the practice of dentistry by Provider or any of the Dentists employed or engaged by Provider.

2.17          Training. Manager shall furnish training services to Provider with respect to all non-clinical aspects of the operations of Provider (other than matters related to clinical decision-making), including, without limitation, administrative, financial, billing, compliance and equipment maintenance matters, provided that such training does not interfere with Provider’s independent professional judgment or require the Provider to act in a manner which violates the professional standards for dentistry.

2.18          Quality Assurance and Utilization Management. Manager agrees to develop for Provider’s approval, and to implement for Provider, a quality assurance and improvement and utilization management program in accordance with recommendations made to Provider or as required by law or any third-party payor. Provider shall cause Dentists to participate in the development of such programs and to comply with the standards, protocols or practice guidelines established thereby, provided that such programs do not interfere with Provider’s independent professional judgment or require the Provider to act in a manner which violates the professional standards for dentistry.

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2.19          Compliance. Manager shall assist Provider to operate in compliance with all laws and develop a comprehensive corporate compliance plan for Provider and implement same. Manager shall assist Provider in establishing a culture that fosters the prevention, detection and resolution of instances of misconduct. Manager shall provide reasonably necessary compliance training to Provider Dentists and Licensed Personnel. Manager shall ensure compliance with the corporate compliance plan by the Non-Dentist Personnel.

2.20          Patient Dental Records. Manager shall assist Provider in the completion, maintenance and storage of patient dental records, including by providing Provider Dentists with the administrative support necessary to complete dental records and periodically reviewing dental records to confirm completeness. With regard to the privacy of medical (and dental) records, Manager shall, in consultation with and the approval of Provider, establish plans, policies and/or procedures that comply with the Health Insurance Portability and Accountability Act of 1996 and regulations promulgated thereunder, as the same may be from time to time amended (“HIPAA”), including the Standards for Privacy of Individually Identifiable Health Information, the Security Standards for the Protection of Electronic Protected Health Information and the Standards for Electronic Transactions and Code Sets promulgated pursuant to HIPAA and any laws of any state where Provider conducts business relating to patient privacy and/or the security, use or disclosure of health care records.

2.21          Disclaimer. To the extent Manager provides Provider with equipment or Offices, Provider acknowledges that Manager is not the manufacturer of the Equipment or the manufacturer’s agent or the developer, architect or owner of the Offices and Manager will “pass-through” to Provider any applicable warranties of the manufacturer. ACCORDINGLY, PROVIDER HEREBY AGREES TO TAKE THE OFFICES, IF ANY, AND EQUIPMENT, IF ANY, IN AN “AS IS” CONDITION. MANAGER HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER RELATING TO THE EQUIPMENT OR THE OFFICES, INCLUDING WITHOUT LIMITATION, THE DESIGN OR CONDITION OF THE OFFICES AND THE EQUIPMENT AND THE OFFICES AND THE EQUIPMENT’S MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, DESIGN, CONDITION, QUALITY, CAPACITY, MATERIAL OR WORKMANSHIP, OR AS TO PATENT INFRINGEMENT OR THE LIKE.

2.22          Use of Third Parties, Affiliates and Subsidiaries. In connection with Manager’s provision of any management, administrative, business, billing and other services described in this Agreement, Provider hereby authorizes Manager to furnish personnel employed by third parties or any affiliates or subsidiaries of Manager, or otherwise arrange for the provision of such services through third parties or any affiliates or subsidiaries of Manager in connection with the provision of such services, in Manager’s sole discretion.

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3.            Professional Control Retained by Provider. Provider shall be responsible for and shall have complete authority, supervision and control over its provision of Professional Services, exercise of independent professional judgment, and compliance with the professional standards for dentistry. Any purported delegation of authority by Provider to Manager that would require or permit Manager to engage in the practice of dentistry, interfere with Provider’s independent professional judgment, require the Provider to act in a manner which violates the professional standards for dentistry, or provide Professional Services shall be prohibited and deemed ineffective, as Provider shall have the sole authority, management and control with respect to such matters. Manager shall not be required or permitted to engage in, and Provider shall not request Manager to engage in, activities that constitute the practice of dentistry in jurisdictions in which Provider furnishes dental care. To the extent that any services to be provided by Manager hereunder would otherwise exceed the scope of services that an administrative service organization may lawfully provide pursuant to applicable law, this Agreement shall automatically be amended to remove the offending term(s). Manager shall not direct, control, influence, restrict or interfere with the exercise of independent clinical, dental or professional judgment by Provider or any Dentist or other Licensed Personnel employed or engaged by Provider in providing Professional Services. In furtherance thereof, Manager shall not engage in any activity that involves the unlicensed practice of dentistry, including but not limited to the following:

3.1            assignment of Dentists to treat patients;

3.2            assumption of responsibility for the care of patients, including the treatment options available;

3.3            determining what diagnostic tests or treatments are appropriate for a particular condition;

3.4            determining the need for referrals to or consultation with another dentist/specialist;

3.5            determining the type, extent, availability, or quality of dental or other dental services;

3.6            determining the type of dental materials available, prescribed, or dispensed;

3.7            controlling the volume of patients;

3.8            determining fee schedules for dental services and materials, and the establishment thereof, including billing methods;

3.9            controlling information disseminated to the public regarding dental services;

3.10         diagnosing, treating, prescribing, or operating for any disease, pain, deformity, deficiency, injury, or physical condition of the human tooth, teeth, alveolar process, gums or jaw, or adjacent or associated structures and

3.11        any activity that involves the practice of dentistry and the provision of professional dental services under applicable legal requirements or that would cause Manager to be subject to licensure under the applicable state laws and regulations.

4.            No Inducement: No Income Guarantee. Manager and Provider agree that they have reached agreement regarding the terms and conditions of this Agreement in accordance with a good faith determination of the fair market value thereof. Manager shall neither have nor exercise any control or direction over the number, type, or recipient of patient referrals and nothing in this Agreement shall be construed as directing or influencing such referrals. Nothing in this Agreement is to be construed to restrict the professional judgment of Provider or any Dentist to use any facility where necessary or desirable in order to provide proper and appropriate treatment or care to a patient or to comply with a patient’s wishes. No part of this Agreement shall be construed to induce, encourage, solicit or reimburse the referral of any patients or business. The Parties acknowledge that neither this Agreement nor any other agreement between the Parties requires or encourages the referral of patients to one another or any of their respective affiliates. Each Party represents and warrants to the other that no payment made under this Agreement shall be in return for the referral of patients or business. Furthermore, Manager has not guaranteed to Provider that the arrangements contemplated hereunder will guarantee any amount of income to Provider.

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5.            Relationship of the Parties. The Parties expressly understand and agree that nothing contained in this Agreement shall be construed to create a joint venture, partnership, association or other affiliation or like relationship between the Parties, it being specifically agreed that their relationship is and shall remain that of independent parties to a contractual relationship as set forth in this Agreement. The Parties agree that their respective employees shall not have any claim under this Agreement or otherwise against the other Party or any of the other Party’s affiliates for vacation pay, paid sick leave, retirement benefits, social security, workers’ compensation, health, disability, professional malpractice or unemployment insurance benefits or other employment benefits of any kind.

6.            Responsibilities of Provider.

6.1            Dentists and Licensed Personnel. Provider shall have the authority to engage (whether as employees or as independent contractors), manage, control, promote, discipline, suspend and terminate the services of Dentists and, to the extent required by applicable law, other Licensed Personnel, provided however, Provider shall retain that number of Dentists and other Licensed Personnel as are reasonably necessary and appropriate for the provision of the Professional Services as mutually agreed on by Manager and Provider. Provider shall establish salary and fringe benefits for Dentists in consultation with Manager and consistent with prior budget planning. Manager shall establish salary and fringe benefits for other non-Licensed Personnel in consultation with Provider. Nothing contained herein shall limit Provider’s duty and obligation to control all aspects of the practice of dentistry, including, without limitation, clinical training and clinical supervision of the Dentists, Licensed Personnel, and the care and safety of patients. Manager shall neither control, manage, nor direct any Dentist or other Licensed Personnel in the performance of Professional Services. Notwithstanding the foregoing, Manager shall have the ability, as part of the Services, to develop guidelines, subject to Provider’s review and approval, for the hiring or retention of Dentists and Provider covenants to hire or retain as well as terminate Dentists in accordance with such guidelines. With the assistance of Manager, Provider shall establish work schedules for all Dentists necessary to ensure adequate coverage; provided that Manager shall control all decisions relating to Non-Dentist Personnel. Provider shall have full responsibility for and shall supervise, manage and control all dental services provided by Non-Dentist Personnel.

6.2            Licenses, Certifications, Standards of Care. Provider shall require each Dentist and Licensed Personnel employed or engaged by Provider to (a) maintain without restriction all licenses, certifications, registrations and professional liability insurance necessary to provide the Professional Services; (b) perform all Professional Services in accordance with all laws and with prevailing and applicable standards of care and professional standards for dentistry, and in accordance with the Policies (subject to the exercise of independent professional judgment in accordance with Section 3 herein); and (c) maintain his or her skills through continuing education and training.

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6.3            Peer Review. Provider shall implement appropriate peer review and corrective action procedures for the Dentists and Licensed Personnel employed or engaged by Provider. Provider shall provide Manager with prompt notice of any complaints relating to any Dentists or Licensed Personnel arising out of the Professional Services rendered.

6.4            Actions Requiring Manager’s Approval. Notwithstanding anything herein to the contrary, Provider delegates to Manager the following actions, and consistent with such delegation agrees that Provider shall not take any such action without the prior written approval of Manager:

(a)            the issuance of, or agreement to issue, equity of Provider or of any security convertible into Provider equity;

(b)            the payment of any dividends on Provider’s equity or other distribution to Holder;

(c)            any sale, assignment, pledge, lease, exchange, transfer or other disposition, including, without limitation, a mortgage or other security device, of assets or leases, including Provider’s accounts receivable;

(d)            any purchase or other acquisition of assets at any aggregate cost to Provider exceeding Five Thousand Dollars ($5,000);

(e)            any incurrence of loans or other indebtedness by Provider, or any grant of a lien, security interest or other encumbrance on the assets of Provider;

(f)            any reclassification or recapitalization of equity of Provider;

(g)            any redemption or purchase of any equity of Provider;

(h)            any amendment to the governing documents of Provider;

(i)             the dissolution or liquidation of Provider;

(j)             the entering into of any contract by Provider committing Provider to incur more than Five Thousand Dollars ($5,000) in expenses on an annual basis (in addition to complying with any internal approval processes in respect of cash expenditures or otherwise); and

(k)            the creation or any indebtedness or any other obligation of Provider to Holder.

6.5            Continuing Education. Provider shall ensure that each Dentist and Licensed Personnel shall obtain the required continuing professional education for his or her specialty in each state where such Dentist or Licensed Personnel provide professional services and shall provide documentation of the same to Manager.

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6.6            Disciplinary Actions. Provider shall, and shall require each of its Dentists or Licensed Personnel to, disclose to Manager during the term of this Agreement: (a) the existence of any proceeding instituted by any plaintiff, governmental agency, health care facility, peer review organization or professional society which involves any allegation of substandard care, mistake, negligence or professional misconduct raised against any Dentist, (b) the existence of any administrative process or other proceeding pursuant to which the credentialed status of any Dentist may be revoked or restricted, and (c) the exclusion of any Dentist, Licensed Personnel or Provider from participation in any federal or state health care program or any third-party payor’s provider network.

6.7            Outside Activities. Provider and its Dentists shall devote their best efforts to fulfill their obligations hereunder. Provider and its Dentists shall not engage in any other professional activity, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage, which would interfere with the performance of Provider’s duties hereunder, without the prior written consent of Manager, which consent shall not be unreasonably withheld.

7.            Compliance. The parties agree to cooperate with one another in the fulfillment of their respective obligations under this Agreement, and to comply with the requirements of law and with all ordinances, statutes, regulations, directives, orders, or other lawful enactments or pronouncements of any federal, state, municipal, local or other lawful authority applicable to Provider or Manager.

8.            Payments and Fees.

8.1            Management Fee. As compensation for the Services provided by Manager under this Agreement, Provider shall pay to Manager a Management Fee as set forth in Exhibit B. Manager shall withdraw the Management Fee for each full or partial month of Services provided during the Term from Provider’s bank account on the 15th day of each following month. Manager shall furnish Provider with a monthly statement detailing the Management Fee and all expenses and compensation due to Manager for the immediately preceding month.

8.2            Re-Negotiation of Management Fee. Commencing on the Effective Date, the Management Fee shall increase automatically by [******************] annually, unless otherwise agreed upon in writing by the parties. Notwithstanding the foregoing, either Provider or Manager may request that the Management Fee be renegotiated every six (6) months (“Renewal Date”) starting from the six-month anniversary of the Effective Date. Either Provider or Manager may provide notice of its desire to renegotiate the Management Fee by sending written notice to the other Party setting forth its intent to renegotiate the Management Fee. Upon a Party’s receipt of a written notice from the other Party to renegotiate the Management Fee, the Parties shall have a period of thirty (30) days after the Renewal Date in which to negotiate in good faith an adjustment to the Management Fee. If the Parties agree on a new Management Fee, Exhibit B shall be revised to reflect the revised Management Fee. However, if the Parties are unable to reach a mutual agreement in writing of a renegotiated Management Fee by the expiration of such thirty (30) day period, the existing Management Fee will remain in place.

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8.3            Reimbursement of Costs and Expenses. In addition to the Management Fee, Manager shall be entitled to full reimbursement (without mark-up) for all costs, expenses and liabilities paid or satisfied by Manager in connection with its provision of Services under this Agreement or otherwise arising out of the operation, ownership or maintenance of the business of Provider, including, without limitation, expenses incurred by Manager pursuant to Leases for Practice Space entered into by Manager or assigned by Provider to Manager. Manager shall submit an invoice to Provider for all such costs and expenses. Each such invoice shall state with reasonable detail the costs and expenses that were incurred by Manager.

8.4            Assignment to Manager. To the extent permitted by applicable law and payor contractual provisions, Provider assigns to Manager all of Provider’s rights and interests in all revenues of Provider such that all revenues of Provider shall be paid to and collected by Manager during the Term of this Agreement; provided, however, that no assignment shall be made of any such rights or interests, the assignment of which is prohibited by law (for example, amounts receivable from state and federal health care programs (e.g., Medicare, Medicaid or TRICARE)). Provider hereby issues a standing instruction, which it shall confirm upon written request from time to time, that all payments (excluding, however, state and federal health care program payments) due to Provider shall be remitted directly to Manager as its agent and attorney-in-fact hereunder.

8.5            Application of Payments. Provider hereby directs Manager to apply Provider’s revenues monthly for the following purposes, in the order of priority set forth below:

(a)            to pay any refunds or other amounts owed to patients or third party payors as reasonably approved by Provider;

(b)            to pay all cumulative direct costs and expenses of operating Provider’s business, including, without limitation, insurance premiums, payroll and benefits for Provider employees, marketing expenses, supply expenses, equipment purchase and lease expenses, auditing and tax preparation fees and fees of professional advisors, such as attorneys;

(c)            to pay all cumulative direct or indirect expenses incurred by Manager (including, without limitation, an allocable percentage of Manager’s corporate overhead) in providing the Services, including, without limitation, expenses relating to the Billing and Collection Services, and in carrying out its duties hereunder on behalf of Provider; and

(d)            to pay Manager the Management Fee.

8.6            Evaluation of Reasonableness. The Management Fee reflects the fair market value of Manager’s Services. Payment of the Management Fee is not intended to be and shall not be interpreted or applied as permitting Manager to share in Provider’s fees for the Professional Services, and is acknowledged as the Parties’ negotiated agreement as to the reasonable fair market value of the Services furnished by Manager pursuant to this Agreement and related agreements, considering the nature and extent of the Services required and the investment made by Manager.

8.7            Default. Any failure by Provider to pay any amounts due hereunder shall constitute a default hereunder (a “Default”). Upon the occurrence of a Default, in addition to all rights and remedies set forth in this Agreement, Manager may exercise from time to time any rights and remedies available to it by law or in equity, including the rights and remedies set forth in the Uniform Commercial Code as in effect from time to time in the jurisdictions in which Provider furnishes dental care.

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9.            Required Notices.

9.1            Provider will give notice to Manager promptly upon becoming aware of the occurrence of the following:

(a)            the commencement of a case or proceeding against Provider or any Dentist seeking a decree or order in respect of Provider (i) under Title 11 of the United States Code, as now constituted or hereafter amended or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for Provider or of any substantial part of any such Person’s assets, or (iii) ordering the winding-up or liquidation of the affairs of Provider, and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or such court shall enter a decree or order granting the relief sought in such case or proceeding;

(b)            (i) the filing of a petition seeking relief under Title 7 or 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law by Provider, (ii) the failure to contest in a timely and appropriate manner or consenting to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Provider, or of any substantial part of any such Person’s assets, (iii) the making of an assignment for the benefit of creditors by or on behalf of Provider, (iv) the taking of any company action in furtherance of any of the foregoing by Provider; or (v) the admission in writing of its inability to, or shall be generally unable to, pay its debts as such debts become due by Provider;

(c)            the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by Provider;

(d)            the commencement of any proceeding before any governmental authority seeking a determination that this Agreement or the Stock Transfer Restriction Agreement, substantially in the form set forth on Exhibit C, dated of even date herewith, by and between Provider and Holder (the “Stock Transfer Restriction Agreement”) and together with this Agreement, the “Management Services Documents”, pertaining or related to Provider is invalid or unenforceable;

(e)            the occurrence of any damage to, or loss, theft or destruction of, any material assets of Provider, or any strike, lockout, labor dispute, embargo, condemnation, pandemic, declared governmental emergency, act of God or public enemy, or other casualty, or any order or injunction of any court or any administrative or regulatory agency which in any of the foregoing cases causes, for more than five (5) consecutive business days, the cessation or substantial curtailment of revenue producing activities of Provider if such event or circumstance is not covered by business interruption insurance;

(f)            any breach or default by Provider under any Management Services Documents to which it is a party or under any agreement, document or instrument to which it is a party evidencing indebtedness or an amount due in excess of $500,000;

(g)            the failure of the shares of Provider to be subject to the Stock Transfer Restriction Agreement;

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(h)            the commencement of any litigation or proceeding against Provider or Holder that (i) seeks damages in excess of $50,000, (ii) seeks injunctive relief, or (iii) alleges criminal misconduct by Provider, Manager and any of their respective affiliates; or

(i)            the attachment, seizure, levy or becoming subject to a writ or distress warrant of assets with a fair market value of $50,000 or more in the aggregate of Provider or such assets coming within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of Provider and such condition continues for ten (10) days or more.

10.          Term and Termination.

10.1        Term. This Agreement shall have an initial term commencing as of the Effective Date and continuing in full force and effect for thirty (30) years (the “Initial Term”) and shall renew automatically for additional five (5) year terms thereafter, unless terminated as provided herein (the Initial Term and any subsequent terms shall be referred to as the “Term”).

10.2        Termination By Manager Without Cause. Manager may terminate this Agreement at any time without cause upon sixty (60) days advance written notice to Provider.

10.3        Immediate Termination By Manager. Manager shall have the right, but not the obligation, to terminate this Agreement immediately upon notice to Provider of any of the following events:

(a)            the cancellation or non-renewal of the professional or malpractice insurance of Provider or any employee of Provider;

(b)            the dissolution of Provider;

(c)            the suspension or exclusion of Provider or any employee of Provider from any state or federal health care program (e.g., Medicare, Medicaid or TRICARE);

(d)            the date upon which any of the stock in Provider held is transferred or attempted to be transferred voluntarily, by operation of law or otherwise, to any person without the prior approval of Manager;

(e)            the merger, consolidation, reorganization, sale, liquidation, dissolution, or other disposition of all or substantially all of the stock or assets of Provider without the prior written approval of Manager;

(f)            failure of Provider to pay the Management Fee in the time frames set forth in Article 8 hereof; or

(g)            Provider’s breach of any provision of Article 12 herein.

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10.4        Immediate Termination By Provider. Provider shall have the right, but not the obligation, to terminate this Agreement immediately upon notice to Manager of the suspension or exclusion of Manager or any of Manager’s Affiliates from any state or federal health care program (e.g., Medicare, Medicaid or TRICARE), or if the Manager or any of Manager’s Affiliates is convicted of, or pleaded guilty or nolo contendere to any crime listed in 42 U.S.C. § 1320a-7 and such person remains affiliated with Manager in any capacity for thirty (30) days after written notice of such event. For purposes of this Section, Manager’s Affiliates means any person or entity that directly or indirectly through one or more intermediaries controls Manager or any person or entity that directly or indirectly, beneficially owns at least fifty percent (50%) of Manager’s outstanding equity securities.

10.5        Termination By Either Party. This Agreement may be terminated as follows:

(a)            by mutual written agreement of the Parties;

(b)            by either Party immediately upon the filing of a petition in bankruptcy or the insolvency of the other Party that is not discharged or dismissed within ninety (90) days of such filing;

(c)            by either Party upon a material breach of a provision hereof by the other Party, provided that such breach continues for a period of thirty (30) days after written notice thereof, which shall set forth with particularity the reason(s) for such breach) has been given by the non-breaching Party to the other Party; or

(d)            by either Party as specifically herein provided.

10.6          Termination Obligations. In the event of termination or expiration of this Agreement, Provider shall pay all Management Fees and costs and expenses owing to Manager hereof up through and including the date of termination or expiration. In the event of termination or expiration of this Agreement, Manager will, upon request by Provider, immediately provide Provider a hard copy and electronic copy, of all Provider-related billing, collection, accounts receivable, financial, personnel, and practice management data and information maintained by Manager in electronic form. Furthermore, after termination or expiration of this Agreement, the Parties shall reasonably cooperate with one another, and provide each other access to such books, records and information as either party may reasonably request, for purposes of defending against any subpoena, government or third-party payor investigation, audit, or any lawsuit or proceeding instituted by any third party and relating to any alleged or actual acts or omissions of either Party during the term of this Agreement, or for any other legitimate purpose.

10.7          Effect of Termination. In the event of termination or expiration of this Agreement, Provider shall no longer have any right to the equipment, supplies, personnel and Services provided by Manager hereunder and Provider shall no longer have the right to use or otherwise benefit from the Confidential Information (as such term is defined in Section 12.2 herein) in any form or fashion. Subject to Section 10.5 and Section 11.4, Provider shall immediately return to Manager any equipment, records and other items provided hereunder (including all copies thereof) and cease using any of the Confidential Information. In the event of termination under this Article 10, the Parties will not enter into another agreement for the Services on materially different financial terms prior to the one (1) year anniversary of the Effective Date. No damages shall be owed or paid by one Party to the other Party in connection with a termination of this Agreement.

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11.          Records And Record Keeping.

11.1          Access to Information. Provider hereby authorizes and grants to Manager full and complete access to all information, instruments and documents relating to Provider that may be reasonably requested by Manager to perform its obligations hereunder, and shall disclose and make available to representatives of Manager for review and photocopying all relevant books, agreements, papers and records of Provider. Provider shall, at all times during the Term and at all times thereafter, make available to Manager for inspection by its authorized representatives, during regular business hours, at the principal place of business of Provider, any Provider records determined by Manager to be necessary to perform the Services and carry out its responsibilities hereunder or necessary for the defense of any legal or administrative action or claim relating to said records.

11.2          Manager’s Records and Systems. At all times during and after the Term of this Agreement, all business records and information, including, without limitation, all books of account and general administrative records and all information generated under or contained in the management information system pertaining to Provider, relating to the business and activities of Manager, shall be and remain the sole property of Manager. Provider acknowledges that Manager is the sole owner of any proprietary electronic records systems/software and that Provider shall have no license or other right to copy, use, or transfer any rights to such systems/software, except for the right of access to the patient medical and dental records as set forth herein as required by law and as necessary to provide the Professional Services.

11.3          Confidentiality of Records. Manager and Provider will adopt procedures to assure the confidentiality of the records relating to the operations of Manager and Provider, including, without limitation, all statistical, financial and personnel data related to the operations of Manager and Provider that is not otherwise available to third parties publicly or by law.

11.4          Maintenance, Retention and Storage of Records. Manager’s Services shall include oversight of the maintenance and storage of all patient dental records of Provider in its possession in accordance with applicable law. Manager shall maintain electronic copies of patient dental records for a minimum of seven (7) years from the last date of service to the patient, and longer if required by law, required by any third party payor or necessary to protect the interests of Provider. Provider shall have access to all patient medical and dental records as necessary to defend against any subpoena, government or third-party payor investigation, audit, or any lawsuit or proceeding instituted by any third party and relating to any alleged or actual acts or omissions of Provider, or for any other legitimate purpose. Following the termination of this Agreement for any reason, Manager will return in electronic format all patient medical and dental records to Provider.

11.5          Privacy and Security of Patient Records. The Parties agree to discharge their respective duties hereunder in accordance with the applicable provisions of HIPAA and all applicable state and federal laws governing the privacy and security of dental records. In furtherance of the foregoing, the Parties shall execute the HIPAA Business Associate Agreement attached hereto as Exhibit D.

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12.           Protective Covenants.

12.1          Confidential Information. The Parties expressly acknowledge that, pursuant to this Agreement, each Party and its respective officers, directors, employees, agents and contractors will be given access to, and be provided with, business methods, trade secrets and other proprietary information of the other Party in connection with their respective duties and activities. Each Party expressly acknowledges and agrees that Confidential Information, as defined below in Section 12.2, is proprietary and confidential and if any of the Confidential Information was imparted to or became known by any persons engaging in a business in any way competitive with that of the other Party, including, without limitation, the Party receiving Confidential Information and its officers, directors, employees, agents and contractors, such disclosure would result in hardship, loss, irreparable injury and damage to the non-disclosing Party, the measurement of which would be difficult, if not impossible, to determine. Accordingly, each Party expressly agrees that the other Party has a legitimate interest in protecting the Confidential Information and its business goodwill, that it is necessary for each Party to protect its business from such hardship, loss, irreparable injury and damage, that the following covenants are a reasonable means by which to accomplish those purposes, and that violation of any of the protective covenants contained herein shall constitute a breach of trust and is grounds for immediate termination of the Agreement and for appropriate legal action for damages, enforcement and/or injunction.

12.2          Trade Secrets, Proprietary and Confidential Information. For purposes of this Agreement, “Confidential Information” is information obtained by a Party from or regarding the other Party and includes, without limitation: (a) lists containing the names of past, present and prospective clients, patients, or suppliers; (b) the past, present and prospective methods, procedures and techniques utilized in identifying prospective clients or patients and in soliciting the business thereof; (c) the past, present and prospective methods, procedures and techniques used in the operation of the Party’s business, including, without limitation, the methods, procedures and techniques utilized in marketing, provision of services and pricing; (d) compilations of information, records and processes which are owned by a Party and/or which are used in the operation of the Party’s business; and (e) any information directly or indirectly obtained pursuant to this Agreement; provided, however, that (i) Confidential Information shall in no event include Confidential Information (A) which was generally available to the public at the time of disclosure by the Party or (B) which becomes publicly available other than as a consequence of the breach by the Party of the Party’s confidentiality obligations hereunder, and (ii) disclosure or release of such Confidential Information shall not be a breach of this Agreement if a court of competent jurisdiction orders its disclosure or release.

12.3          Restrictive Covenants.

(a)            Non-Competition. Provider hereby irrevocably appoints Manager as its agent and attorney-in-fact during the term of this Agreement with full power and authority to enforce the terms of any employment or independent contractor agreements to which it is a party and any noncompetition, confidentiality and similar covenants or restrictions of which it is the beneficiary. Provider will require its Dentists to execute a document confirming the applicable Dentist’s agreement with such restrictive covenant terms as are approved by Manager. During the term of this Agreement, Provider and Holder shall not establish, operate or provide dental services at any office, clinic or other health care facility providing services substantially similar to those provided by Provider pursuant to this Agreement anywhere within 25 miles of any facility operated by Manager without the express written consent of Manager.

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(b)            Non-Solicitation; Non-Disparagement; Goodwill. The Parties agree that each shall not, during the Term and for two (2) years following termination or expiration of this Agreement, for any cause whatsoever, directly or indirectly, take any action that constitutes, results or may reasonably be expected to result in: (a) soliciting, diverting or interfering with any relationship that either Party or any of its affiliates has with any patients, dental care providers or suppliers; (b) soliciting the termination of, or diverting or interfering with any relationship that either Party has with any person or entity affiliated with it or any of its affiliates as an independent contractor, supplier or provider; (c) entering into any agreement, the purpose of which would violate this Section 12.3; (d) soliciting, inducing or encouraging any individual employed or engaged by or affiliated with the other Party or any of its affiliates (presently or in the then most recent twelve (12) month period) to curtail or terminate such affiliation or employment, or take any action that results in, or might reasonably be expected to result in any employee or contractor ceasing to perform services for the other Party or its affiliates; or (e) disparaging the other Party or any of its officers, directors, employees or affiliates. The Parties shall portray each other in a positive light to the general public. Nothing in this Section 12.3 is intended to prohibit ordinary course employment decisions or the placement of general advertisements for employment, or to prohibit either Party or any of its affiliates who is a practicing dentist from engaging in the professional practice of dentistry or exercising such person’s independent dental judgment, without consideration for any pecuniary interests of said dentist, nor to require the referral of any patients for any service provided by either Party or its affiliates.

12.4          Survival of Protective Covenants. Each covenant herein shall be construed as an agreement independent of any other provision of this Agreement, unless otherwise indicated herein, and shall survive the termination of this Agreement, and the existence of any claim or cause of action of either Party against the other Party, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of such covenant.

12.5          Extension of Restrictive Periods. If a Party violates the protective covenants set forth in this Article 12 and the aggrieved Party brings legal action for injunctive or other relief hereunder, the aggrieved Party shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full restrictive periods of the protective covenants contained in this Article 12. Accordingly, such restrictive periods for the purposes of this Article 12 shall be deemed to have a duration of the respective time periods stated in this Article 12 computed from the date relief is granted, but reduced by the time between the period when the restriction began to run and the date of the first violation of the covenant by such Party.

12.6          Specific Performance and Other Remedies. The Parties understand and acknowledge that violation of this Article 12 will cause irreparable harm to the non-violating Party, the exact amount of which will be impossible to ascertain, and for that reason the Parties agree that a Party shall be entitled to seek, without the necessity of showing any actual damage or posting a bond (unless required by law), from any court of competent jurisdiction temporary or permanent injunctive relief and/ or specific performance of this Agreement restraining a Party or any person from any act prohibited by this Article 12. Nothing in this Section 12.6 shall limit a Party’s right to recover any other damages or remedies to which it is entitled as a result of the other Party’s breach. If any one or more of the provisions of this Article 12 or any word, phrase, clause, sentence or other portion of this Article 12 shall be held to be unenforceable or invalid for any reason, such provision or portion of provision shall be modified or deleted in such a manner so as to make this Article 12, as modified, legal and enforceable to the fullest extent permitted under applicable law.

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13.            Indemnification.

13.1          Provider Indemnification. Provider hereby agrees to defend, indemnify and hold Manager and its affiliates and their respective officers, employees, shareholders, successors and assigns (“Manager Indemnified Parties”) harmless from and against any and all liabilities, causes of action, damages, losses, demands, claims, penalties, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees and related costs) of any kind or nature whatsoever (“Losses”) that may be sustained or suffered by any Manager Indemnified Party in any way caused by or arising from Provider’s gross negligence, fraud or willful or intentional or negligent misconduct related to its operations, provision of Professional Services or any material breach by Provider of any of its representations, warranties, covenants, obligations or duties under this Agreement, to the extent such Losses are not covered by Provider’s insurance.

13.2          Manager Indemnification. Manager hereby agrees to defend, indemnify and hold Provider, Holder and their respective affiliates and their respective managers, members, officers, employees, shareholders, successors and assigns (“Provider Indemnified Parties”) harmless from and against any and all Losses that may be sustained or suffered by any Provider Indemnified Party in any way caused by Manager’s gross negligence, fraud or willful or intentional or negligent misconduct related to its provision of Services or any material breach by Manager of any of its representations, warranties, covenants, obligations or duties under this Agreement, to the extent such Losses are not covered by Manager’s insurance.

13.3          Manager Release and Indemnification of Holder.

(a)            Manager hereby waives and releases its right to sue Holder for any claim, right, or cause of action which may arise against Holder, as sole shareholder or sole member of Provider, pursuant to the terms of this Agreement, as of the Effective Date and up through the end of time except as otherwise caused by Holder’s fraud or willful or intentional misconduct. In that regard, Manager hereby holds harmless, fully and forever remises, releases and discharges Holder of and from any and all claims, demands, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, accounts, damages (whether actual, compensatory, direct, consequential, or punitive), judgments, losses and liabilities of whatever kind or nature, in law, equity or otherwise whether known or unknown, whether concealed or hidden, which it may have for or by reason of any matter, cause, or thing whatsoever, from the Effective Date up to the end of time except as a result of Holder’s fraud or willful or intentional misconduct.

(b)            Notwithstanding the provisions of Section 13.1, Manager hereby agrees to defend, indemnify and hold Holder harmless from and against any and all Losses that may be sustained or suffered by Holder in connection with Holder’s role as sole member, manager, director, officer, employee or agent of Provider except as a result of Holder’s fraud or willful or intentional misconduct. Costs and expenses incurred by the Holder in defense of any litigation giving rise to any such Losses (including attorneys’ fees) shall be paid by Manager in advance of the final disposition of such litigation upon receipt by Manager of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of Manager to repay the amounts so paid if it shall ultimately be determined that Holder is not entitled to be indemnified by Manager under this Agreement.

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(c)            Survival. The provisions of this Article 13 shall survive the termination of this Agreement for the duration of the applicable statute of limitation.

14.            Exclusivity. During the Term of this Agreement, Manager shall serve as Provider’s sole and exclusive manager, and Provider shall not engage any other persons to perform any of the duties or functions that Manager is explicitly required to provide hereunder or that are reasonably expected to be able to be provided by a manager of a dental care practice.

15.            Notices. All notices, requests, consents, and other communications provided for by this Agreement shall be in writing, shall be addressed to the receiving Party’s address set forth below or to such other address as a Party may designate by notice hereunder, and shall be either: (a) delivered by hand, (b) sent by recognized overnight courier, or (c) sent by certified mail, return receipt requested, postage prepaid to such address as each Party shall provide the other Party from time to time. Notice shall be deemed given (i) upon delivery, if hand delivered, (ii) on the next business day, if sent next day delivery by a recognized overnight courier, and (iii) if sent by certified mail, five (5) business days following the day such mailing is made.

16.            Entire Agreement: Amendment. This Agreement, together with the Employment Agreement, dated of even date herewith, by and between Provider and Holder (the “Employment Agreement”), and that certain Stock Transfer Restriction Agreement contain the entire agreement between the Parties hereto. In the event of a conflict between the Employment Agreement and this Agreement, then this Agreement shall preempt the Employment Agreement except with respect to those matters that would reasonably result in Manager engaging in the practice of or dentistry. No amendment, alteration or modification of this Agreement shall be valid unless in each instance such amendment, alteration or modification is expressed in a written instrument duly executed in the name of the Party or Parties making such amendment, alteration or modification.

17.            General.

17.1         Duty to Cooperate. The Parties acknowledge that the Parties’ mutual cooperation is critical to the ability of Manager to perform successfully and efficiently its duties hereunder. Accordingly, each Party agrees to cooperate fully with the other in formulating and implementing goals and objectives that are in Provider’s best interest.

17.2          Limited Renegotiation.

(a)            This Agreement shall be construed to be in accordance with any and all federal and state laws, including, without limitation, laws governing the state and federal healthcare programs and private third party payors. In the event there is a change in such laws, whether by statute, regulation, agency or judicial decision or guidance that has any material effect on any term of this Agreement, then the applicable term(s) of this Agreement shall be subject to renegotiation, and either Party may request renegotiation of the affected term or terms of this Agreement, upon written notice to the other Party, to remedy such condition.

(b)            The Parties expressly recognize that upon request for renegotiation, each Party has a duty and obligation to the other only to renegotiate the affected term(s) in good faith and, further, each Party expressly agrees that its consent to proposals submitted by the other Party during renegotiation efforts shall not be unreasonably withheld provided such proposals would not materially alter the economic outcome of the Agreement.

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17.3          Choice of Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Minnesota, without regard to the conflict of law’s provisions thereof. The Parties hereby consent to personal jurisdiction and venue in any action permitted to be brought in court pursuant to this Agreement in the State of Minnesota. Both Provider and Manager expressly waive any right that either Party has or may have to a jury trial of any dispute arising out of or in any way related to this Agreement or any breach thereof.

17.4          Waiver of Breach. The waiver by either of the Parties of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other provision hereof.

17.5          Force Majeure. Neither Party shall be liable or be deemed in default of this Agreement for any delay or failure to perform cause by Acts of God, war, disasters, strikes, pandemics, governmental emergencies or any similar cause beyond the control of either Party.

17.6          Severability. If any provision of this Agreement is held to be unenforceable for any reason, the unenforceability thereof shall not affect the remainder of this Agreement, which shall remain in full force and effect and enforceable in accordance with its terms.

17.7          Successors and Assigns. This Agreement shall bind each of the Parties and their respective successors and permitted assignees. Assignment by Provider or Holder of any rights or obligations under this Agreement without the prior written consent of Manager is expressly prohibited. Manager is permitted to assign this Agreement or any rights or obligations hereunder to any third party (including any lender or purchaser of Manager) without the prior written consent of Provider or Holder and any such assignee is an intended third party beneficiary of this Agreement.

17.8          Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

17.9          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall be one and the same document.

17.10        Survival. The provisions of Articles 12 and 13 and such other articles and sections of this Agreement which either expressly or by their natures survive expiration or other termination of this Agreement shall survive such expiration or other termination of this Agreement until each such provision expires in accordance with its respective terms.

17.11        Construction. This Agreement has been drafted and negotiated jointly by the Parties, and this Agreement will be construed neither against nor in favor of either Party.

17.12        Exhibits. Any exhibits attached hereto are an integral part of this Agreement and are incorporated herein by this reference.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, as of the day and year first above written.

MANAGER:

Park Dental Partners, Inc., a Minnesota corporation

By:	/s/ Peter G. Swenson
Name:	Peter G. Swenson
Title:	Chief Executive Officer

(Signatures Continued on Following Page)

Signature Page to Administrative Resources Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, as of the day and year first above written.

PROVIDER:

PDG, P.A., a Minnesota professional corporation

By:	/s/ Christopher E. Steele
Name:	Christopher Steele, D.D.S.
Title:	President

HOLDER:

HOLDER, solely for purposes of Section 1.2(b), Article 12, Section 13.3 and Article 16

/s/ Christopher E. Steele
Christopher Steele, D.D.S., individually

Signature Page to Administrative Resources Agreement

EXHIBIT A

PRACTICE LOCATIONS LEASED DIRECTLY BY PROVIDER

Location	LEASE ID	Address	City	State	Zip
BlueStone	LA0015 NMN-Bluestone	906 Woodland Ave	Duluth	MN	55812
Downtown Duluth	LA0016 NMN-Duluth - Suite 1111	324 W. Superior St., Ste 1111	Duluth	MN	55802
Downtown Duluth	LA0017 NMN-Duluth - Suite 1130	324 W. Superior St., Ste 1111	Duluth	MN	55802
Hermantown	LA0018 NNN-Hermantown	4803 Miller Trunk Highway, Suite B	Hermantown	MN	55811
Albertville	LA0021 PDG-Albertville	11091 Jason Ave NE #3	Albertville	MN	55301
Apollo	LA0087 PDG-Apollo	3000 43rd St NW	Rochester	MN	55901
Apple Valley	LA0022 PDG-Apple Valley	6520 150th St W #300	Apple Valley	MN	55124
Bailey Road	LA0023 PDG-Bailey Road	7774 Hargis Parkway, Suite 104	Woodbury	MN	55129
Big Lake	LA0025 PDG-Big Lake	16991 198th Ave	Big Lake	MN	55309
Blaine	LA0026 PDG-Blaine	12904 Central Ave. N.E.	Blaine	MN	55434-4147
Blaine East	LA0027 PDG-Blaine East	4190 108th Ave NE, Suite 130	Blaine	MN	55449
Bloomington	LA0028 PDG-Bloomington	4200 W Old Shakopee Rd Suite 100	Bloomington	MN	55437-3934
Brookpark	LA0029 PDG-Brookpark	6437 Brooklyn Boulevard	Brooklyn Center	MN	55429-2174
Cedar Valley	LA0030 PDG-Cedar Valley	14135 Cedar Ave #500	Apple Valley	MN	’55124
Champlin	LA0031 PDG-Champlin	12180 Business Park Blvd N	Champlin	MN	55316
Chaska	LA0032 PDG-Chaska	1150 Hazeltine Blvd	Chaska	MN	55318
Como Avenue	LA0033 PDG-Como Ave	2282 Como Avenue	Saint Paul	MN	55108-1722
Coon Rapids	LA0034 PDG-Coon Rapids	9145 Springbrook Drive NW, Suite 100	Coon Rapids	MN	55433-5886
Cottage Grove	LA0036 PDG-Cottage Grove - New	7430 80th St S #203	Cottage Grove	MN	55016
Dean Lakes	LA0037 PDG-Dean Lakes	4155 Dean Lakes Blvd	Shakopee	MN	55379
Eagan	LA0038 PDG-Eagan	1895 Plaza Drive, Suite 130	Eagan	MN	55122-2612
Eden Prairie	LA0039 PDG-Eden Prairie	18315 Cascade Dr #120	Eden Prairie	MN	55437
Edina	LA0040 PDG-Edina	6545 France Ave S	Edina	MN	55435
Edinborough Way	LA0041 PDG-Edinborough Way	3300 Edinborough Way	Edina	MN	55435
Edinbrook	LA0042 PDG-Edinbrook	8559 Edinbrook Parkway	Brooklyn Park	MN	55443-3728
Elk River	LA0043 PDG-Elk River	18230 Zane Ave NW	Elk River	MN	55330
Grand Avenue	LA0044 PDG-Grand	917 Grand Avenue	Saint Paul	MN	55105-3000
Greenview	LA0094 PDG-Greenview	1801 Greenview Dr SW Suite 101	Rochester	MN	55902
Hudson	LA0045 PDG-Hudson	1003 Pearson Drive	Hudson	WI	54016
Hugo	LA0046 PDG-Hugo	14741 Victor Hugo Blvd N	Hugo	MN	55038
Lakeville	LA0047 PDG-Lakeville	17436 Kenwood Trail	Lakeville	MN	55044-9219
LaSalle Plaza	LA0048 PDG-LaSalle Plaza	800 LaSalle Avenue South	Minneapolis	MN	55402-2013
Mac Groveland	LA0049 PDG-Mac Groveland	Fire Station #14 Professional Building	Saint Paul	MN	55104-6756
Maple Grove	LA0050 PDG-Maple Grove	9600 Upland Lane North, Suite 200	Maple Grove	MN	55369-4496
Maplewood	LA0051 PDG-Maplewood	1600 St Johns Blvd	St. Paul	MN	55109
Marquette	LA0052 PDG-Marquette	,901 Marquette Avenue S, #230	Minneapolis	MN	55402
Minnetonka	LA0053 PDG-Minnetonka	14525 Highway 7, Suite 125	Minnetonka	MN	55345-4113
Owatonna	LA0054 PDG-Owatonna	605 Hillcrest Ave Number 210	Owatonna	MN	55060
Plymouth Lakes	LA0056 PDG-Plymouth Lakes	1525 County Rd 101	Plymouth	MN	55447
Plymouth West	LA0057 PDG-Plymouth West	15535 34th Ave. N, Suite 250	Plymouth	MN	55447
Radio Drive	LA0058 PDG-Radio Drive	241 Radio Drive	Woodbury	MN	55125
Resource	LA0059 PDG-Resource	2200 County Road C West	Roseville	MN	55113
Ridgepark	LA0060 PDG-Ridgepark	13059 Ridgedale Drive	Minnetonka	MN	55305-1807
Ridges	LA0061 PDG-Ridges	40 Nicollet Blvd W	Burnsville	MN	55337
Riverdale	LA0062 PDG-Riverdale	3161 Northdale Blvd	Coon Rapids	MN	55433-1825
Rochester	LA0063 PDG-Rochester	3780 Marketplace Dr NW, Suite 112	Rochester	MN	55901
Rosemount	LA0064 PDG-Rosemount	15015 Cimarron Ave	Rosemount	MN	55068
Roseville	LA0065 PDG-Roseville	1835 County Road C-West, Suite 220	Roseville	MN	55113-1835
Salem Square	LA0066 PDG-Salem Square	5350 South Robert Trail	Inver Grove Heights	MN	55077-1404
Savage	LA0067 PDG-Savage	14170 Highway 13 South	Savage	MN	55378
Shakopee	LA0068 PDG-Shakopee	1515 St Francis Ave Suite 145	Shakopee	MN	55379
Silver Lake	LA0069 PDG-Silver Lake	2600 39th Avenue NE, Suite 225	St Anthony	MN	55421-2966
St Croix Valley	LA0070 PDG-St Croix	13961 60th Street North	Stillwater	MN	55082
St Louis Park	LA0071 PDG-St Louis Park	5000 West 36th Street	Minneapolis	MN	55416
Woodbury	LA0072 PDG-Woodbury	10150 City Walk Drive Suite C	Woodbury	MN	55129
Yankee Doodle Road	LA0073 PDG-Yankee Doodle	1215 Town Centre Drive #150	Eagan	MN	55123

EXHIBIT B

MANAGEMENT FEE

In consideration of the Services, Provider will pay Manager a monthly management fee (the “Management Fee”) equal to [**********************************************] of Provider’s total Net Collections for the applicable month.

“Net Collections” means the actual collected cash receipts of Provider, net of patient and payor refunds and adjustments, and net of any payments to third party collection agencies.

The Management Fee shall be payable no later than the tenth (10th) day of the month following the month for which it is due. The Management Fee shall be pro-rated for any partial month during the Term. Manager is expressly authorized to, and shall, disburse from the Master Accounts all amounts owed by Provider to Manager pursuant to this Agreement in accordance with the provisions of Section 2.1.

The Parties recognize that Provider may change in size and scope over the term of this Agreement, which may cause the Management Fee, as adjusted, to no longer reflect the fair market value of the Services provided pursuant to this Agreement; accordingly, the Parties will review the Management Fee at least annually and make appropriate adjustments as the Parties may mutually agree to ensure that the Management Fee on a go-forward basis comports with the fair market value of the increased or decreased demand for Management Services based on material changes to the size and scope of Provider.

EXHIBIT C

STOCK TRANSFER RESTRICTION AGREEMENT

STOCK TRANSFER RESTRICTION AGREEMENT

This Stock Transfer Restriction Agreement (this “Agreement”), effective__________, 2023, is among PDG, P.A., a Minnesota professional corporation (the “Company”), Christopher Steele, D.D.S. (the “Holder”) and Park Dental Partners, Inc., a Minnesota corporation (“Manager”). The Company, the Holder and Manager are collectively referred to herein as the “Parties”.

RECITALS

A.           The Holder holds the only outstanding shares of the Company (the “Shares”).

B.            Manager and its Affiliates provide certain non-professional management, administrative, advisory and back-office services required to support the Company’s clinical operations.

C.            The Parties believe that it is in the best interest of the Company to restrict the transferability of the Restricted Securities (as defined below) to promote the ongoing continuity of the Company for the benefit of the Company’s patients.

AGREEMENT

The Parties hereby agree as follows:

18.          Restrictions on Transfer. Except as otherwise provided in this Agreement, the Holder may not (voluntarily, involuntarily or by operation of law) sell, assign, transfer, gift, pledge, hypothecate, encumber or otherwise dispose of (“Transfer”) any of the Shares currently owned or hereafter acquired by the Holder or any other securities issued in respect thereof (whether by exchange, dividend, split, reverse split, recapitalization, merger, consolidation or otherwise) (collectively, the “Restricted Securities”). Any attempted transfer of Restricted Securities in violation of this Agreement will be null and void ab initio.

19.          Transfer of Restricted Securities in Certain Events. If a Transfer Event occurs, then all of the Restricted Securities then-held by the Holder (or any heir, executor, administrator, personal representative, estate, testamentary beneficiary, donee, trustee in bankruptcy, successor or assignee of the Holder) will immediately be deemed transferred to the Designated Transferee as of the date of the Transfer Event, without action by the Holder. With consideration for the best interests of the Company and the continuity of care for its patients, Manager may specify a future effective date for the transfer of the Restricted Securities to the Designated Transferee and may waive any particular Transfer Event in its sole discretion; provided, however, that (i) no waiver given will be applicable except in the specific instance for which it was given and no single waiver will preclude any other or further exercise of Manager’s rights under this Agreement and (ii) Manager may not waive a Transfer Event occurring on account of the Holder’s disqualification from holding the Restricted Securities under applicable Law.

19.1          “Transfer Event” means (i) the Holder dies or becomes incompetent or permanently disabled, (ii) the Holder’s license to practice dentistry in any state is suspended, revoked or otherwise limited (other than administrative suspensions cured within 60 calendar days) or the Holder otherwise becomes disqualified from holding the Restricted Securities under applicable Law or the Company’s articles of organization, operating agreement and other governing documents, (iii) the Holder is debarred, excluded or suspended from participating in any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f), subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act or listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs, (iv) the Holder attempts to Transfer any Restricted Securities or cause the Company to transfer any equity securities of any of its subsidiaries not in compliance with this Agreement, (v) the Company breaches or attempts to breach any management or business support services agreement then in effect between Manager and the Company or any of its subsidiaries on account of any action or omission by the Holder, (vi) the Holder becomes insolvent, voluntarily files for bankruptcy or similar protection from creditors, is subject to an involuntary petition for bankruptcy or similar protection, (vii) any petition or other document is filed to cause or intended to cause a judicial, administrative, voluntary or involuntary dissolution of the Company or (viii) any petition or other document is filed seeking judicial or administrative review of, or challenging the enforceability of this Agreement, the Company’s articles of organization or any other agreement, document or instrument pertaining to the governance, management or operation of the Company.

19.2          “Designated Transferee” means a licensed professional designated by Manager who is permitted to own the Restricted Securities under applicable Law as then in effect.

20.          Transfer of Restricted Securities. Upon a Transfer Event, in consideration for the Restricted Securities, the Designated Transferee will pay to the Holder One Thousand and 00/100 U.S. Dollars ($1,000.00) (the “Purchase Price”), delivered in immediately available funds within 30 calendar days after the Transfer of the Restricted Securities to the Designated Transferee.

20.1          Notwithstanding the Designated Transferee’s obligation to pay the Purchase Price to the Holder pursuant to this Section 20 and subject to Section 20.2:

(a)            the Restricted Securities will be immediately deemed Transferred to the Designated Transferee upon a Transfer Event and thereafter the Holder will only have the right to receive the Purchase Price from the Designated Transferee,

(b)            neither the Holder nor any purported transferee of the Restricted Securities (other than the Designated Transferee) will have or may exercise any voting, economic or other rights or interests in the Restricted Securities or otherwise with respect to the Company, and

(c)            the Holder will automatically and immediately be deemed to have resigned from all director, limited liability company manager, officer or other similar positions of the Company that were held by the Holder immediately before the Transfer Event.

20.2          As contemplated in Section 19, the effective date of a Transfer Event may be extended by Manager for a reasonable period of time as reasonably required to provide any necessary regulatory or contractual notices and obtain any necessary regulatory or contractual approvals or new licenses and avoid any adverse effect on the continuity of patient care; during any such extended period, the Holder will hold the Restricted Securities in trust for the benefit of the Designated Transferee and take all commercially reasonable actions requested by Manager and/or the Company to provide such notices and obtain such approvals or licenses and ensure a smooth transition of the ownership of the Restricted Securities.

20.3          If the Designated Transferee fails to timely pay the Purchase Price to the Holder in accordance with this Section 20, then the Holder’s only remedy will be money damages and such failure will not negate or otherwise jeopardize the effectiveness of the Transfer of the Restricted Securities to the Designated Transferee.

20.4          The Holder has completed in blank the Restricted Securities Transfer Power attached hereto as Exhibit A to facilitate the agreements set forth herein.

21.          New Securities. The Holder will not cause or otherwise permit the Company to issue any new, substituted or additional securities to any Person other than the Holder absent the prior written consent of the Parties and subject to the recipient of such new securities first agreeing in writing that such new securities are subject to the restrictions and obligations in this Agreement applicable to the Restricted Securities. Any attempted issuance of new securities in violation of this Agreement will be null and void ab initio. The restrictions contained in this Agreement will apply to any new, substituted or additional securities issued to the Holder in respect of the Restricted Securities and any other property distributed to the Holder in respect of the Restricted Securities upon any stock dividend, securities split, reverse securities split, recapitalization, merger, reorganization or other change affecting the Company’s outstanding equity securities.

22.          Subsidiary Securities. The Holder will not cause or otherwise permit the Company to (a) Transfer any securities of any of the Company’s subsidiaries (whether now in existence or hereafter created) or (b) authorize or issue any new, substitute or additional securities to any Person other than the Company. Any attempted transfer or issuance of any securities of a subsidiary of the Company in violation of this Agreement will be null and void ab initio.

23.          Certificate Legends. All certificates representing Restricted Securities will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE (a) ARE SUBJECT TO A STOCK TRANSFER RESTRICTION AGREEMENT DATED________________AND (b) MAY NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ENCUMBERED EXCEPT AS PERMITTED IN ACCORDANCE WITH SUCH SECURITIES TRANSFER RESTRICTION AGREEMENT. THE RECORD HOLDER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY OBTAIN A COPY OF THE STOCK TRANSFER RESTRICTION AGREEMENT FROM THE COMPANY UPON WRITTEN REQUEST AND WITHOUT CHARGE.

24.          Miscellaneous.

24.1          Further Assurances. Each Party will take all further actions and execute and deliver all further documents that are necessary to comply with the terms of this Agreement.

24.2          Notices. All notices and other communications required or permitted under this Agreement (i) must be in writing, (ii) will be duly given (A) when delivered personally to the recipient or (B) one Business Day after being sent to the recipient by nationally recognized overnight private carrier (charges prepaid) and (iii) addressed as follows (as applicable):

If to the Holder, to the most recent address for the Holder reflected in the Company’s books and records.

If to Manager:	If to Company:

or to such other respective address as each Party may designate by notice given in accordance with this Section 24.2.

24.3          Entire Agreement. This Agreement constitutes the complete agreement and understanding among the Parties regarding the subject matter of this Agreement and supersedes any prior understandings, agreements or representations regarding the subject matter of this Agreement.

24.4          Amendments. The Parties may amend this Agreement only pursuant to a written agreement executed by the Parties.

24.5          Non-Waiver. The Parties’ respective rights and remedies under this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. No waiver will be effective unless it is in writing and signed by an authorized representative of the waiving Party. No waiver given will be applicable except in the specific instance for which it was given. No notice to or demand on a Party will constitute a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

24.6          Assignment. No Party may assign this Agreement or any rights under this Agreement, or delegate any duties under this Agreement, without the other Parties’ prior written consent; provided, however, that Manager may assign this Agreement or any of its rights under this Agreement or delegate any of its duties under this Agreement without the consent of the other Parties.

24.7          Binding Effect; Benefit. This Agreement will inure to the benefit of and bind the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, may be construed to give any Person other than the Parties and their respective successors and permitted assigns any right, remedy, claim, obligation or liability arising from or related to this Agreement; provided, however, that the Designated Transferee is an intended beneficiary of this Agreement and will have standing to enforce the provisions of this Agreement.

24.8          Severability. If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, then the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

24.9          References. The headings of Sections are provided for convenience only and will not affect the construction or interpretation of this Agreement. Unless otherwise provided, references to “Section(s)” and “Exhibit(s)” refer to the corresponding section(s) and exhibit(s) of or to this Agreement. Each Exhibit is hereby incorporated into this Agreement by reference. Reference to a statute refers to the statute, any amendments or successor legislation and all rules and regulations promulgated under or implementing the statute, as in effect at the relevant time. Reference to a contract, instrument or other document as of a given date means the contract, instrument or other document as amended, supplemented and modified from time to time through such date.

24.10        Construction. Each Party participated in the negotiation and drafting of this Agreement, assisted by such legal and tax counsel as it desired, and contributed to its revisions. Any ambiguities with respect to any provision of this Agreement will be construed fairly as to all Parties and not in favor of or against any Party. If question arises as to whether or not a Transfer Event has occurred, a good faith determination by the board of directors or equivalent governing authority of Manager will control. All pronouns and any variation thereof will be construed to refer to such gender and number as the identity of the subject may require. The terms “include” and “including” indicate examples of a predicate word or clause and not a limitation on that word or clause. The term “Business Day” means a day that is not a Saturday, Sunday or legal holiday on which banks are authorized or required to be closed in Minneapolis, Minnesota.

24.11        Governing Law. THIS AGREEMENT IS GOVERNED BY THE LAWS OF THE STATE OF MINNESOTA, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

24.12        Arbitration. Except as expressly provided below in this Section 24.12, all controversies, claims and disputes arising from or relating to this Agreement will be resolved by final and binding arbitration before a single neutral arbitrator located in Hennepin County, Minnesota, conducted under the applicable rules of the American Arbitration Association. The arbitrator’s award will be final and binding upon the Parties and judgment may be entered on the award. Each Party expressly waives its right to have any controversies, claims or dispute arising from or related to this Agreement decided by a court or jury. The Parties and the arbitrator will maintain in confidence the existence of the arbitration proceeding, all materials filed in conjunction therewith and the substance of the underlying dispute unless and then only to the extent that disclosure is otherwise required by applicable Law.

24.13        Specific Enforcement. The Holder acknowledges and agrees that (i) compliance with the Holder’s covenants and agreements in Section 18, Section 19, Section 20 and this Section 24.13 is necessary to protect the goodwill and legitimate business interests of the other Parties and their businesses, (ii) a breach of any such covenant or agreement will cause irreparable injury to the other Parties and actual damages would be difficult to ascertain and would be inadequate, (iii) if the Holder breaches any such covenant or agreement, then the other Parties will be entitled to injunctive relief and specific performance to enforce the terms of this Agreement in addition to such other legal and equitable remedies that may be available (without any requirement to post bond or other security), (iv) the Holder hereby waives the claim or defense that an adequate remedy at law exists for such a breach, (v) the Holder hereby waives any claim or defense to the enforcement of such covenants and agreements arising from or related to any other claim or cause of action that the Holder may have against any other Party and (vi) the Holder will reimburse the other Parties for all costs and expenses (including reasonable attorneys’ fees and costs) arising from or related to the enforcement of this Section 24.13.

24.14          Waiver of Trial by Jury. EACH PARTY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING IN CONNECTION WITH ANY MATTER RELATING TO THIS AGREEMENT.

24.15          Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which will constitute an original and all of which, when taken together, will constitute one and the same agreement. The Parties may deliver executed signature pages to this Agreement by facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method. No Party may raise as a defense to the formation or enforceability of this Agreement, and each Party forever waives any such defense, either (i) the use of a facsimile, email, or such other transmission method to deliver a signature or (ii) the fact that any signature was signed and subsequently transmitted by facsimile, email, or such other transmission method.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

The Parties have signed this Stock Transfer Restriction Agreement as of the date first written above.

Company:	PDG, P.A.

By:
Name:
Title:

Holder:
Christopher Steele, D.D.S.

Manager:	Park Dental Partners, Inc.

By:
Name:
Title:

SIGNATURE PAGE TO STOCK TRANSFER RESTRICTION AGREEMENT

The undersigned, being the spouse of the Holder, joins in the execution of this Agreement to evidence that the undersigned’s community property, tenants-by-the-entirety, or other similar interest, if any, in and to the Restricted Securities is subject to the terms and conditions of this Agreement in all respects.

Acknowledged and Agreed:

Name: Christopher Steele, D.D.S.

EXHIBIT A

FORM OF RESTRICTED SECURITIES TRANSFER POWER

[see attached]

EXHIBIT TO STOCK TRANSFER RESTRICTION AGREEMENT

RESTRICTED SECURITIES TRANSFER POWER

For value received, the undersigned hereby (i) sells, assigns and transfers to ________________________ all of the undersigned’s Shares of PDG, P.A., a Minnesota professional corporation (the “Company”), standing in the undersigned’s name on the books and records of the Company and (ii) irrevocably constitutes and appoints Park Dental Partners, Inc. a Minnesota corporation, as the undersigned’s attorney to transfer such equity securities on the books of the Company with full power of substitution in the premises.

Date:

Name: Christopher Steele, D.D.S.

EXHIBIT D

HIPAA BUSINESS ASSOCIATE AGREEMENT

BUSINESS ASSOCIATE AGREEMENT

THIS BUSINESS ASSOCIATE AGREEMENT (“Agreement”) is entered into on this ___ day of______, 2023, (“Effective Date”) by and between PDG, P.A. (hereinafter, referred to as “Covered Entity”) and Park Dental Partners, Inc. (hereinafter, referred to as “Business Associate”). This Agreement shall be incorporated into the Agreement as indicated below.

RECITALS

WHEREAS, pursuant to an Administrative Resources Agreement (“Agreement”) entered into by and between Covered Entity and Business Associate, Business Associate creates, receives, maintains or transmits Protected Health Information (“PHI”) on behalf of Covered Entity when providing certain functions, activities, and services (collectively “Services”) to Covered Entity;

WHEREAS, Covered Entity and Business Associate are subject to the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and its implementing privacy, security, breach notification and enforcement rules at 45 C.F.R. Parts 160 and 164 (“HIPAA Rules”), the applicable provisions of the Health Information and Technology for Economic and Clinical Health Act of 2009 (“HITECH”), and any future implementing regulations and guidance issued by the Secretary; and

WHEREAS, the HIPAA Rules require Covered Entity and Business Associate to enter into an agreement to provide for the protection of the privacy and security of PHI before Business Associate is permitted to create, receive, maintain or transmit PHI on behalf of Covered Entity.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

I.              Definitions. The following terms shall have the meaning ascribed to them in this Section. Other capitalized terms shall have the meaning ascribed to them in the context in which they first appear. Terms used, but not otherwise defined, in this Agreement shall have the same meaning as those terms established in 45 C.F.R. §§ 160 through 164.

1.	Breach shall mean the unauthorized acquisition, access, use, or disclosure of PHI which compromises the security or privacy of such information, as defined in 45 C.F.R. § 164.402.

2.	Breach Notification Rule shall mean the Standards and Implementation Specifications for Notification of Breaches of Unsecured PHI under 45 C.F.R. Parts 160 and 164, subparts A and D.

3.	Data Aggregation shall mean, with respect to PHI created or received by a business associate in its capacity as the business associate of a covered entity, the combining of such PHI by the business associate with the PHI received by the business associate in its capacity as a business associate of another covered entity, to permit data analyses that relate to the health care operations of the respective covered entities.

4.	Designated Record Set shall mean a group of records maintained by or for Covered Entity that is: (a) the medical records and billing records about Individuals maintained by or for a covered health care provider; or (b) used in whole or in part, by or for Covered Entity to make decisions about individuals. For these purposes, the term record means any item, collection, or grouping of information that includes PHI and is maintained, collected, used, or disseminated by or for Covered Entity.

5.	Electronic Protected Health Information or EPHI shall mean individually identifiable health information that is transmitted or maintained in electronic media as defined in 45 C.F.R. § 160.103.

6.	HHS shall mean the United States Department of Health and Human Services.

7.	Individual shall mean the person who is the subject of the PHI, and shall have the same meaning as the term “individual” as defined in 45 C.F.R. § 160.103 and shall include a person who qualifies as a personal representative in accordance with 45 C.F.R. § 164.502(g).

8.	Parties shall mean Business Associate and Covered Entity.

9.	Privacy Rule shall mean the Standards and Implementation Specifications for Privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, subparts A and E.

10.	Protected Health Information or PHI shall have the same meaning as the term “protected health information” in 45 C.F.R. § 160.103, limited to the information created or received by Business Associate from or on behalf of Covered Entity.

11.	Required by Law shall have the same meaning as the term “required by law” in 45 C.F.R. § 164.512.

12.	Secretary shall mean the Secretary of the United States Department of Health and Human Services, or his or her designee.

13.	Security Incident shall mean the attempted or successful unauthorized access, use, disclosure, modification, or destruction of information or interference with system operations in an information system as defined in 45 C.F.R. § 164.304.

14.	Security Rule shall mean the Security Standards and Implementation Specifications for the Protection of Electronic Protected Health Information at 45 C.F.R. Parts 160 and 164, subparts A and C.

15.	Subcontractor shall have the same meaning as the term “subcontractor” in 45 C.F.R. § 160.103.

16.	Unsecured Protected Health Information shall mean PHI that is not rendered unusable, unreadable, or indecipherable to unauthorized persons through the use of a technology or methodology specified by the Secretary from time to time.

II.            Permitted Uses and Disclosures of PHI by Business Associate.

1.	Generally. Except as otherwise limited in this Agreement, Business Associate may use or disclose PHI to perform functions, activities or services for, or on behalf of, Covered Entity as specified in the Agreement, provided that such use or disclosure would not violate the Privacy Rule if done by Covered Entity. Any such use or disclosure shall be limited to those reasons and those individuals as necessary to meet the Business Associate’s obligations under the Agreement. In all circumstances, Business Associate shall limit such uses and disclosures to the minimum amount of PHI that is necessary to fulfill those obligations in accordance with the HIPAA Rules and any future implementing regulations and guidance issued by the Secretary.

2.	Management, Administration, and Legal Responsibilities. Business Associate may use PHI, if necessary, for the proper management and administration of Business Associate or to carry out the legal responsibilities of Business Associate. Business Associate may disclose PHI, if necessary, for the proper management and administration of Business Associate or to carry out the legal responsibilities of Business Associate, provided:

a.	The disclosure is Required by Law; or

b.	Business Associate obtains reasonable assurances from the person to whom the PHI is disclosed that it will remain confidential and will be used or further disclosed only as Required by Law or for the purpose for which it was disclosed to the person, and the person promptly notifies Business Associate of any instances of which it is aware in which the confidentiality of the PHI has been breached.

3.	Data Aggregation. Except as otherwise limited by this Agreement, if Business Associate provides Data Aggregation services, Business Associate may use PHI to provide Data Aggregation services to Covered Entity as permitted by 45 C.F.R. § 164.504(e)(2)(i)(B).

4.	De-identified Data. Business Associate may use PHI to create de-identified data in accordance with the HIPAA Rules. Data that has been de-identified will no longer be subject to the terms of this Agreement.

III.           Obligations of Business Associate.

1.	Appropriate Safeguards. Business Associate will use appropriate safeguards and comply with the Security Rule with respect to EPHI that it creates, receives, maintains, or transmits on behalf of Covered Entity.

2.	Mitigation of Harm. Business Associate agrees to mitigate, to the extent practicable, any harmful effect that is known to Business Associate of a use or disclosure of PHI by Business Associate in violation of the requirements of this Agreement.

3.	Reporting. Business Associate will report to Covered Entity any use or disclosure of PHI not provided for by this Agreement. Business Associate will also report to Covered Entity any Security Incident of which it becomes aware with respect to EPHI. Additionally, Business Associate will report to Covered Entity within five (5) business days of discovering a Breach of Unsecured PHI. The Breach notice shall be in writing and meet the requirements of the Breach Notification Rule. Business Associate agrees to investigate any suspected Breach, to establish and implement procedures to mitigate losses and to protect against future Breaches, and to provide a description of all such investigations and procedures to Covered Entity upon the request of Covered Entity. Unless otherwise mutually agreed by the parties, the Covered Entity shall be responsible for providing notification of any Breach to individuals, the Secretary, and/or the media as may be required (in Covered Entity’s sole determination) by 45 C.F.R. §164 Subpart D.

4.	Subcontractors. Business Associate agrees to ensure that any Subcontractor that creates, receives, maintains, or transmits PHI, including EPHI, on behalf of the Business Associate, agrees to the same restrictions and conditions that apply through this Agreement to Business Associate with respect to such information, including but not limited to, compliance with the applicable requirements of 45 C.F.R. Parts 160 and 164. Such agreement between Business Associate and Subcontractor must be made in writing and must comply with the terms of this Agreement and the requirements outlined in 45 C.F.R. §§ 164.504(e) and 164.314. If the Business Associate is aware of a pattern of activity or practice of Subcontractor that constitutes a material breach or violation of Subcontractor’s obligations under such agreement, and such breach is not cured within a reasonable time, Business Associate shall terminate such agreement with Subcontractor, if feasible.

5.	Access to PHI. Business Associate shall provide access, at the request of Covered Entity, and in the time and manner reasonably designated by Covered Entity, to PHI in a Designated Record Set to Covered Entity or, as directed by Covered Entity, to an Individual, in order to meet the requirements under 45 C.F.R. § 164.524 with regard to providing an Individual with a right to access the Individual’s PHI. If Covered Entity requests an electronic copy of PHI that is maintained electronically in a Designated Record Set in the Business Associate’s custody or control, Business Associate will provide an electronic copy in the form and format specified by the Covered Entity if it is readily producible in such format. If it is not readily producible in such format, Business Associate will work with Covered Entity to determine an alternative form and format that enables Covered Entity to meet its electronic access obligations under 45 C.F.R. § 164.524.

6.	Amendments to PHI. Business Associate agrees to make any amendment(s) to PHI in a Designated Record Set that the Covered Entity directs or agrees to pursuant to 45 C.F.R. § 164.526 at the request of Covered Entity or an Individual, and in the time and manner reasonably designated by Covered Entity.

7.	Documentation of Disclosures. Business Associate shall document such disclosures of PHI and information related to such disclosures as would be required for Covered Entity to respond to a request by an Individual for an accounting of disclosures of PHI in accordance with 45 C.F.R. § 164.528, HITECH and any future implementing regulations and guidance issued by the Secretary. For each such disclosure, Business Associate shall document the following information: (i) the date of the disclosure; (ii) the name and, if known, the address of the recipient of the PHI; (iii) a brief description of the PHI disclosed; and (iv) a statement that reasonably informs Covered Entity of the purpose of the disclosure. Business Associate agrees to provide to Covered Entity, in the time and manner reasonably designated by Covered Entity, information collected in accordance with this provision.

8.	Request for an Accounting Directly to Business Associate. Business Associate shall inform Covered Entity of a request for an accounting made directly to Business Associate within five (5) days of having received the request. Covered Entity shall either inform Business Associate to provide the requested information directly to the individual or request Business Associate to immediately forward the information to Covered Entity for compilation and distribution to the individual. In the case of a direct request for an accounting from an individual related to treatment, payment, or operations disclosures through electronic health records, Business Associate shall provide the accounting to the individual in accordance with HITECH and any future implementing regulations and guidance issued by the Secretary. Business Associate shall confirm with Covered Entity that Covered Entity provided Business Associate’s name to the individual in response to a request for an accounting before providing the requested accounting to the individual.

9.	Access to Books and Records. Business Associate shall make its internal practices, books, and records relating to the use and disclosure of PHI received from, or created or received by Business Associate on behalf of, Covered Entity available to the Covered Entity or to the Secretary in a time and manner designated by Covered Entity or the Secretary for purposes of determining Covered Entity’s or Business Associate’s compliance with the HIPAA Rules.

10.	Carrying Out Obligations of Covered Entity. To the extent the Business Associate is to carry out a Covered Entity’s obligation(s) under the HIPAA Rules, Business Associate shall comply with the requirements of the HIPAA Rules that apply to the Covered Entity in the performance of such obligation.

IV.          Obligations of Covered Entity.

1.	Covered Entity shall notify Business Associate of any limitation(s) in the notice of privacy practices to the extent that such limitation may affect Business Associate’s use or disclosure of PHI.

2.	Covered Entity shall provide Business Associate with any changes in, or revocation of, permission by an Individual to use or disclose PHI, if such changes affect Business Associate’s permitted or required uses and disclosures.

3.	Covered Entity shall notify Business Associate of any restriction to the use or disclosure of PHI that Covered Entity has agreed to or must comply with in accordance with 45 C.F.R. § 164.522.

4.	Covered Entity shall not request Business Associate to use or disclose PHI in any manner that would not be permissible under the Privacy Rule if done by Covered Entity, except as set forth in Section II (Permitted Uses and Disclosures of PHI by Business Associate) of this Agreement.

V.            Term and Termination.

1.	Term. The term of this Agreement shall commence on the Effective Date and shall remain in effect for the duration of the relationship, functions or services giving rise to the necessity of this Agreement, and until all of the PHI provided by Covered Entity to Business Associate, or created, received, maintained or transmitted by Business Associate on behalf of Covered Entity, is destroyed or returned to Covered Entity, or, if it is infeasible to return or destroy PHI, protections are extended to such information, in accordance with the termination provisions in this Section.

2.	Termination Resulting from the End of Relationship, Functions or Services. This Agreement shall terminate in the event the Agreement terminates or the underlying relationship, functions, or services that give rise to the necessity of this Agreement terminate for any reason.

3.	Termination for Cause. Upon either Party’s knowledge of a material breach of this Agreement by the other Party, the non-breaching Party must either:

a.	Provide an opportunity for the breaching Party to cure the breach or end the violation, and if the breaching Party does not cure the breach or end the violation within the time specified by the non-breaching Party, the non-breaching Party shall terminate this Agreement and any underlying agreement(s); or

b.	If cure is not possible, immediately terminate this Agreement and any underlying agreement(s).

4.	Return or Destruction of PHI Upon Termination or Expiration. Upon termination of this Agreement, Business Associate shall return or destroy all PHI received from Covered Entity, or created or received by Business Associate on behalf of Covered Entity. This provision shall apply to PHI that is in the possession of Subcontractors of Business Associate. Business Associate shall not retain copies of such information upon termination of Agreement. In the event that Business Associate determines that returning or destroying PHI is infeasible, Business Associate shall provide to Covered Entity notification of the conditions that make return or destruction infeasible. Upon mutual agreement of the Parties that return or destruction of PHI is infeasible, Business Associate shall extend the protections of this Agreement to such PHI and limit further uses and disclosures of such PHI to those purposes that make the return or destruction infeasible, for so long as Business Associate maintains such PHI.

VI.          Notice

Whenever, under the terms of this Agreement, written notice is required or permitted to be given by one party to the other party, such notice shall be deemed to have been sufficiently given if when delivered (personally, by carrier service such as Federal Express, or by other messenger) or upon actual receipt of registered or certified mail, postage prepaid, return receipt requested, addressed to the last known address of the intended recipient.

Notice under this Agreement shall be provided to the following for Covered Entity:

HIPAA Privacy Officer

Address:

City, State Zip:

Telephone:

Facsimile:

Email:

Notice under this Agreement shall be provided to the following for Business Associate:

Business Associate Name:

Address:

City, State Zip:

Telephone:

Email:

VII.        Additional Provisions.

1.	Remuneration in Exchange for PHI. Business Associate shall not directly or indirectly receive remuneration in exchange for any PHI of an individual unless Covered Entity has received a valid authorization from that individual or the exchange is otherwise permitted by the HIPAA Rules. As permitted by law, Covered Entity may provide remuneration to Business Associate for activities involving the exchange of PHI that Business Associate undertakes on behalf of the Covered Entity if the remuneration is for the performance of such activities.

2.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio to the extent that the provisions of the HIPAA Rules do not preempt the laws of the State of Ohio.

3.	Entire Agreement. This Agreement constitutes the entire Agreement of the Parties and supersedes all prior oral and written agreements or understandings between them with respect to the matters provided for herein. All notices and other communications under this Agreement shall be in writing.

4.	Regulatory References. A reference in this Agreement to a section in the HIPAA Rules means the section as in effect or as amended, and for which compliance is required.

5.	Amendment. The Parties agree to take such action as is necessary to amend this Agreement from time to time as is necessary for Covered Entity to comply with the requirements of the HIPAA Rules.

6.	Interpretation. Any ambiguity in this Agreement shall be resolved in favor of a meaning that permits Covered Entity to comply with the HIPAA Rules.

7.	No Third Party Beneficiaries. There are no third party beneficiaries to this Agreement.

IN WITNESS WHEREOF, Business Associate and Covered Entity have agreed to the terms of the above written agreement as of the Effective Date set forth above.

Business Associate	Covered Entity

By	By

Print Name	Print Name

Title	Title

Date	Date